EXHIBIT 99.1

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Two Penn Plaza, Suite 1500 NY, NY, 10021     Tel. 212.292.5710    Fax. 212.292.5701    www.omnicorder.com

                                                                                        Anne Marie Fields
                                                                                 Corporate Communications
                                                                            OmniCorder Technologies, Inc.
                                                                                             212-292-5710
                                                                                   afields@omnicorder.com
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                  OMNICORDER SIGNS AGREEMENT WITH MARK A. FAUCI

    Board of Directors Extends Voluntary Stock Lock-Up Through Year End 2005

BOHEMIA, NEW YORK, MARCH 9, 2005--OmniCorder Technologies, Inc. (OTCBB Symbol:
OMCT) announced today that the company has signed a two-year agreement with Mark
A. Fauci, the company's founder, board member and former President and Chief Executive Officer. Under the agreement, Mr. Fauci will continue as a board member and will provide consulting services to the company, among other things. A complete description of the agreement is available in the Company's Form 8-K filing.

         "We are delighted to have Mark continue to contribute his knowledge of the company's business, technology and its clinical applications. We are confident that Mark's contributions will be of great value during the company's next stage of growth," stated Hon. Joseph F. Lisa, OmniCorder Technologies' Chairman of the Board.

         "I remain committed to the long-term success of OmniCorder, and look forward to working with Denis O'Connor, our new President and CEO, the Board and the management of OmniCorder to further ensure that we are able to fully realize the tremendous potential of our functional medical imaging technology," stated Mr. Fauci.

         In another important development, the Board of Directors unanimously agreed to extend the original stock lock-up agreement, entered into in September 2004 and set to expire on March 17, 2005, until December 31, 2005. Under this agreement, all board members, including Mr. Fauci, agreed to extend their commitment not to publicly sell any of their shares through year end 2005 and will establish corporate policies to restrict the sale of stock by directors beyond year end 2005. The Board has initiated a study to examine appropriate guidelines for those restrictions. Further, Mr. Fauci has agreed to be bound by the same restrictions as all other board members regarding the sale of director stock through the term of his consulting agreement whether or not he remains a member of the company's Board of Directors.

                                     -MORE-


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         "The Board's unanimous decision to extend the lock-up agreement restricting the sale of OmniCorder stock by the company's directors and our determination to establish corporate policies that limit sales of director stock underscores our long-term confidence and commitment to the company and its shareholders," concluded Chairman Lisa.

THE BIOSCANIR(R) SYSTEM:

         The Company's BioScanIR System is a functional medical imaging modality that provides a fast, non-invasive, radiation free method for detecting and managing a wide variety of diseases that affect blood perfusion -- such as cancer and vascular disease -- by detecting minute changes in temperature based on the pattern of infrared photon emissions over time. The detector technology used in the system, known as a Quantum Well Infrared Photodetector (QWIP), was originally developed for the Department of Defense by NASA's Jet Propulsion Laboratory. The Company owns an exclusive, worldwide license to use the technology for biomedical applications.

         OmniCorder has successfully used the BioScanIR System in a number of key medical markets, including: Breast Cancer Detection, Cancer Therapy Monitoring, Drug Discovery, Neurosurgery and Reconstructive Surgery. The System has the potential to cost-effectively improve disease detection, enhance clinical decision making and improve therapy management in a vast number of medical applications.

ABOUT OMNICORDER TECHNOLOGIES, INC.:

         OmniCorder Technologies Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared focal plane arrays. OmniCorder provides imaging technology for clinicians and researchers for drug discovery, disease detection and disease management applications.

         OmniCorder's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such

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differences include, but are not limited to, continued acceptance of the
Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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